Exhibit 99.1


NEWS RELEASE
For immediate release                        Contact: Ron Dutt
                                             Executive Vice President and
                                             Chief Financial Officer
                                             Phone: (858) 509-9899
                                             rdutt@solaintl.com


             SOLA Stockholders Approve Agreement and Plan of Merger

SAN DIEGO, CA March 1, 2005- SOLA International Inc. (NYSE:SOL) today announced that at a special stockholders meeting this afternoon, its stockholders approved the Agreement and Plan of Merger (the "Merger Agreement"), dated December 5, 2004, among the Company, Carl Zeiss TopCo GmbH, a German company ("TopCo") and Sun Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of TopCo, under which TopCo would acquire all of the outstanding shares of the Company for $28 per share. The Company reported that 99.9% of the shares voted were in favor of the approval and adoption of the Merger Agreement, representing 73.1% of the total shares outstanding. A favorable vote by a majority of shares outstanding was required for the approval and adoption of the Merger Agreement.

Consummation of the transaction is subject to certain other necessary regulatory approvals, a financing condition and other customary closing conditions contained in the Merger Agreement. The transaction is expected to close in the first quarter of 2005.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's filings with the Securities and Exchange Commission. The words "believe", "expect", "will", "anticipate", "estimate", "plan", "expectation", "intention", "intend", "guidance" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.